Exhibit 10.1

AUXILIUM PHARMACEUTICALS, INC.

2004 EQUITY COMPENSATION PLAN

RESTRICTED STOCK UNIT GRANT AGREEMENT

PERFORMANCE SHARE AWARD

Auxilium Pharmaceuticals, Inc. (the “Company”) has granted you restricted stock units under the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan, as amended and restated (the “Plan”).  The terms of the grant are set forth in this Summary of Grant, the Restricted Stock Unit Grant Agreement (the “Agreement”) attached hereto and the Plan.  You should read this Summary of Grant, the Agreement, and the Plan, to fully understand the grant.

SUMMARY OF GRANT

Grantee:	[insert name]

Date of Grant:	February [ ], 2014

Target Number of Shares Subject to Grant:	This grant represents the right to receive a target of [ ] shares of Company Stock (as defined in the Plan) upon achievement of the Performance Goals (as defined below) (the “Target Award”).

Performance Period:	January 1, 2014 to December 31, 2016, unless otherwise vested and earned earlier pursuant to a Change of Control (as defined in the Plan) (the “Performance Period”).

Performance Goals:	The Performance Goals are based on the performance measure set forth on Schedule A.

Vesting Schedule:

Except as set forth herein, shares of Company Stock will become earned based on the performance level achieved with respect to the Performance Goals and the Grantee continuing to be employed by, or provide service to, the Employer through the last day of the Performance Period, unless otherwise vested and earned earlier pursuant to a Change of Control (the “Vesting Date”).

The actual number of shares of Company Stock earned may be greater or less than the Target Award, or even zero, and will be based on the actual performance level achieved by the Company with respect to the Performance Goals set forth on Schedule A. Performance level is measured based on the threshold, target and stretch performance levels set forth on Schedule A. If actual performance is between performance levels, the number of shares of Company

Stock earned will be interpolated on a straight line basis for each 1% above or below target level performance, rounded down to the nearest whole number; provided that failure to achieve the threshold performance level with respect to the Performance Goals will result in no shares of Company Stock being earned.

Except as otherwise provided in a written agreement by and between the Grantee and the Company, if the Grantee ceases to be employed by, or provide service to, the Employer for any reason prior to the Vesting Date, the Grantee shall forfeit all rights to receive shares of Company Stock earned upon achievement of the Performance Goals.

Change of Control:

In the event a Change of Control occurs while the Grantee is employed by, or providing service to, the Employer, the Performance Period will be considered completed and will therefore end on the date of the Change of Control and the shares of Company Stock will become fully vested and earned based on the greater of (i) the Company’s actual performance level achieved with respect to the Performance Goals as of the Change of Control date, or (ii) the target performance level as to the Performance Goals, such that 100% of the Target Award is earned as of the date of the Change of Control.  For purposes of the foregoing calculation of actual performance in (i) above, 3-Year Relative Total Shareholder Return will be calculated using the 20-trading day average closing price preceding the announcement of the transaction constituting the Change of Control; provided, that, any issuance of shares of Company Stock that may become earned based on a Change of Control are contingent upon the consummation of the Change of Control.

Issuance Schedule:

One share of Company Stock shall be issued to the Grantee for each share of Company Stock that the Grantee earns upon achievement of the Performance Goals, if any, within sixty (60) days following the Vesting Date (the “Payment Date”); provided, however, that such issuance will be made not later than March 15 of the fiscal year following the end of the Performance Period.  If the foregoing Vesting Schedule would result in the Grantee vesting in the right to receive a fractional share of Company Stock, the number of shares in which the Grantee becomes vested in the right to receive shall be rounded down to the nearest whole share of Company Stock.

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Grantee Acceptance:

By signing the acknowledgement below, the Grantee agrees to be bound by the terms and conditions of the Plan, the Agreement and this Summary of Grant and accepts the right to receive shares of Company Stock following the date of the Company’s certification to the Grantee of the award of the shares of Company Stock on the Payment Date in accordance with the terms of this Summary of Grant, the Agreement and the Plan.  The Grantee will accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Summary of Grant or the Agreement.

The Grantee acknowledges that the Plan and the Plan prospectus are available on our intranet under “Human Resources” at http://auxlink.auxilium.com/portal/page/portal/Login; provided that paper copies of the Plan and the Plan prospectus are available upon request by contacting the Human Resources Department at jlarmstrong@auxilium.com or 1-484-321-2172.

Agreed and accepted:

Grantee

Date

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SCHEDULE A

Performance Goals

The actual number of shares of Company Stock earned will be determined based on the actual performance level achieved with respect to the following performance measure during the Performance Period:

Performance Period(1)

				Shares of
				Company Stock
				Earned as a
				Percentage of the
				Target Award
Performance		Performance		(% of Target
Measure	Weight	Level	Performance Goals	Award)
3-Year Relative Total Shareholder Return (TSR)	100%	Threshold	Company TSR that is 50% below Target TSR	50%
		Target	Company TSR equal to the 75th percentile of the S&P Index (“Target TSR”)	100%
		Stretch	Company TSR that is 50% above Target TSR	150%

(1) The actual number of shares of Company Stock earned will be based on the actual performance level achieved, and vesting will be interpolated on a straight line basis between the two nearest performance levels for pro-rata achievement of the Performance Goals for each 1% above or below Target level performance, rounded down to the nearest whole number; provided that if the actual performance level achieved does not meet the Threshold performance for the Performance Goal, then no shares of Company Stock will be earned.  3-Year Relative TSR will be measured based on the Company’s TSR compared to the S&P Composite 1500- Pharmaceuticals, Biotechnology & Life Sciences Index (the “S&P Index”) over the Performance Period.  The S&P Index companies will be defined on the first day of the Performance Period and any subsequent reconstitution of the S&P Index companies during the Performance Period will not be included.  Notwithstanding the foregoing, in the event of a merger or acquisition or business combination transaction of an S&P Index company by or with an entity that is not in the S&P Index, a “going private” transaction involving an S&P Index company or the liquidation of an S&P Index company, where the S&P Index company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be in the S&P Index.  In the event of a bankruptcy of an S&P Index company, such company shall remain in the S&P Index with a cumulative score of negative 100%.  3-Year Relative TSR will be calculated using the 20-trading day average closing price calculated using the average of the closing prices for the 20-trading day period immediately preceding the first and last day of the Performance Period for both the Company and the S&P Index.  For performance above or below Target level, the number of shares earned will increase or decrease for each full 1% above or below Target TSR, up to a maximum of 50% above Target TSR and a minimum of 50% below Target TSR.

AUXILIUM PHARMACEUTICALS, INC.

2004 EQUITY COMPENSATION PLAN

RESTRICTED STOCK UNIT GRANT AGREEMENT

This RESTRICTED STOCK UNIT GRANT AGREEMENT (this “Agreement”) dated as of the Date of Grant set forth in the Summary of Grant is delivered by Auxilium Pharmaceuticals, Inc. (the “Company”) to the individual named in the Summary of Grant (the “Grantee”).

RECITALS

A.                                    The Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan, as amended and restated (the “Plan”), provides for the grant of restricted stock units in accordance with the terms and conditions of the Plan.

B.                                    The Compensation Committee of the Board of Directors of the Company (the “Committee”) has decided to make a restricted stock unit grant as an inducement for the Grantee to promote the best interests of the Company and its stockholders.

C.                                    The Plan and the Plan prospectus are available on our intranet under “Human Resources” at http://auxlink.auxilium.com/portal/page/portal/Login; provided that paper copies of the Plan and the Plan prospectus are available upon request by contacting the Human Resources Department at jlarmstrong@auxilium.com or 1-484-321-2172.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.                                      Restricted Stock Unit Grant.

(a)                                 Subject to the terms, restrictions and conditions set forth in the Summary of Grant, this Agreement and the Plan, the Company hereby grants to the Grantee the right to receive the shares of Company Stock in the amount and on the terms set forth in the Summary of Grant upon achievement of the Performance Goals as set forth in the Summary of Grant and the Grantee continuing to be employed by, or providing service to, the Employer through the Vesting Date. No shares of Company Stock shall be issued to the Grantee on the Date of Grant.

(b)                                 The Committee shall, as soon as practicable following the last day of the Performance Period, certify based solely on the criterion set forth herein and in the Summary of Grant (i) the extent, if any, to which, the Performance Goals has been achieved with respect to the Performance Period and (ii) the number of shares of Company Stock, if any, earned upon achievement of the Performance Goals.  Such certification shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law. In the event that the Committee makes a final determination that the Performance Goals have not been achieved based solely on the criterion set forth herein and in the Summary of Grant, the Grantee shall have no further rights to receive shares of Company Stock hereunder.

2.                                      Stockholder Rights.  Prior to the issuance, if any, of shares of Company Stock pursuant to the terms of the Summary of Grant, this Agreement and the Plan, the Grantee shall not (a) have any of the rights or privileges of, a stockholder of the Company; (b) have the right to receive any dividends or other distributions; and (c) have any interest in any fund or specific assets of the Company by reason of this Agreement.

3.                                      Vesting.

(a)                                 The shares of Company Stock subject to this Agreement will become earned based on the actual level of performance achieved with respect to the Performance Goals for the Performance Period on the terms set forth in the Summary of Grant and provided that the Grantee continues to be employed by, or provide service to, the Employer through the Vesting Date set forth in the Summary of Grant.

(b)                                 Except as otherwise provided in the Summary of Grant, if the Grantee ceases to be employed by, or provide service to, the Employer for any reason prior to the end of the Performance Period, the Grantee shall forfeit all rights to receive shares of Company Stock hereunder.

4.                                      Issuance.

(a)                                 Shares of Company Stock equal to the number of shares of Company Stock that the Grantee earns upon achievement of the Performance Goals as set forth in the Summary of Grant shall be issued to the Grantee as set forth in the Summary of Grant, and a certificate representing the Company Stock shall be issued to the Grantee, free of the restrictions under Section 5 of this Agreement.

(b)                                 The obligation of the Company to deliver shares of Company Stock to the Grantee on the Payment Date shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

5.                                      Nonassignability of Company Stock.  During the Performance Period and prior to the Payment Date, the right to receive shares of Company Stock may not be assigned, transferred, pledged or otherwise disposed of by the Grantee, except as permitted under the Plan or by the Committee.  Any attempt to assign, transfer, pledge or otherwise dispose of the right to receive shares of Company Stock contrary to the provisions the Summary of Grant, this Agreement and the Plan, and the levy of any execution, attachment or similar process upon the right to receive the shares, shall be null, void and without effect.

6.                                      Change of Control.  Except as otherwise provided in the Summary of Grant, the provisions of the Plan applicable to a Change of Control shall apply to the right to receive the Company Stock issuable upon achievement of the Performance Goals.

7.                                      Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  This grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law.  The Committee shall have the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

8.                                      Withholding.  The Employer may require that the Grantee pay to the Employer, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant or vesting of this grant, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to this grant.  Subject to the Committee’s approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to this grant by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

9.                                      No Employment or Other Rights.  This grant shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time.  The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

10.                               Company Policies.  Except as otherwise provided in a written agreement by and between the Grantee and the Employer, the Grantee agrees that the Grantee will be subject to any compensation, clawback and recoupment policies that may be applicable to the Grantee as an employee of the Employer, as in effect from time to time and as approved by the Board of Directors or a duly authorized committee thereof, whether or not approved before or after the Date of Grant.  In addition, the Grantee agrees that he/she shall comply with all rules, regulations, policies and procedures of the Company, as in effect from time to time, including the Company’s Code of Conduct and Insider Trading Policy, as amended from time to time, and any rules or policies that may be adopted by the Company from time to time to restrict or prohibit actual or perceived conflicts of interest.

11.                               Assignment by Company.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Grantee’s consent.

12.                               Applicable Law.  The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws provisions thereof.

13.                               Notice.  Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Executive Officer and President, with a copy to its Chief Administrative Officer and General Counsel, at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

14.                               Application of Section 409A of the Internal Revenue Code.  This Agreement, including the right to receive shares of Company Stock upon achievement of the Performance Goals on the Payment Date, is intended to be exempt from the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to the short-term deferral exemption thereunder, and this Agreement, including the right to receive shares of Company Stock upon the achievement of the Performance Goals on the Payment Date, shall be interpreted on a basis consistent with such intent.

Notwithstanding any provision in this Agreement to the contrary, if the Grantee is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments otherwise payable under this Agreement to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the payment until five (5) days after the end of the six-month period following the original payment date.  If the Grantee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Grantee’s estate within sixty (60) days after the date of the Grantee’s death.  The determination of who is a specified employee, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee in accordance with the provisions of sections 416(i) and 409A of the Code.

In no event shall the Grantee, directly or indirectly, designate the calendar year of payment.  This Agreement may be amended without the consent of the Grantee in any respect deemed by the Committee to be necessary in order to preserve compliance with section 409A of the Code or other applicable law.